Exhibit 99.1

Contact:	Karen Fugate
Investor Relations
940-297-3877

Sally Beauty Holdings, Inc. Reports Strong Third Quarter Results

•      GAAP earnings per share of $0.16 vs. $0.07 in 3Q07

•      Adjusted earnings per share of $0.13 vs. $0.06 in 3Q07

•      Consolidated sales grew 6.6% and same store sales grew 3.4%

•      Net Earnings of $29.4 million, up 118% vs. $13.4 million in 3Q07

•      Record adjusted EBITDA of $90 million; up 23% year-over-year

DENTON, Texas, August 7, 2008 – Sally Beauty Holdings, Inc. (NYSE: SBH) (the “Company”) today announced strong financial results for the third quarter ended June 30, 2008.  The Company will hold a conference call today at 10:00 a.m. (Central) to discuss these results and its business.

Consolidated net sales for the fiscal 2008 third quarter were $676.8 million, growth of 6.6% over the fiscal 2007 third quarter, and same store sales grew 3.4% over the fiscal 2007 third quarter.  GAAP net earnings were $29.4 million, growth of 118.3% year-over-year with GAAP earnings per share of $0.16 compared to earnings per share of $0.07 in the fiscal 2007 third quarter.  Adjusted net earnings, a non-GAAP measure, were $24.5 million, an increase of 123.4% over the fiscal 2007 third quarter, resulting in adjusted earnings per share of $0.13 compared to $0.06 earnings per share in the fiscal 2007 third quarter.

“As demonstrated by our strong financial performance, we continue to execute on our initiatives set forth at the beginning of the 2008 fiscal year and deliver strong results despite the challenging business environment.” stated Gary Winterhalter, President and Chief Executive Officer.  “We significantly improved the bottom line year-over-year and consolidated net sales and same store sales comparables have sequentially improved for the third quarter in a row. We believe our operating results are further evidence that our business is fairly recession resistant.”

FISCAL 2008 THIRD QUARTER FINANCIAL HIGHLIGHTS

Net Sales:  Consolidated net sales for the fiscal 2008 third quarter were $676.8 million versus net sales of $634.9 million in the fiscal 2007 third quarter, an increase of 6.6%. This increase is attributed to consolidated same stores growth of 3.4% over the fiscal 2007 third quarter, the addition of new stores, and the acquisition of Pro-Duo, N.V on May 8, 2008.

Gross Profit:  Consolidated gross profit for the fiscal 2008 third quarter was $315.1 million, an increase of 8.3% over last years gross profit of $290.9 million.  Gross profit as a percentage of sales was 46.6%, an 80 basis point improvement over 45.8% in the fiscal 2007 third quarter.

Selling, General and Administrative Expenses:  For the fiscal 2008 third quarter, selling, general and administrative (SG&A) expenses were $226.7 million, or 33.5% of sales, a 140 basis point improvement

over the fiscal 2007 third quarter metric of 34.9% of sales and total SG&A of $221.5 million.   Fiscal 2008 third quarter SG&A expense increased $5.2 million, or 2.3%, compared to the fiscal 2007 third quarter primarily due to acquisition related costs for Pro-Duo and increased rent expense for new stores.  SG&A expenses include unallocated corporate expenses as detailed in the Company’s segment information on Schedule B.  Unallocated corporate expenses, including share-based compensation of $1.5 million, for the fiscal 2008 third quarter were $18.2 million, compared to $22.6 million, including $3.8 million of share-based compensation, in the fiscal 2007 third quarter.

Interest Expense: Interest expense, net of interest income, for the fiscal 2008 third quarter was $29.9 million and included $7.6 million of non-cash credit related to two of the Company’s interest rate swap transactions.  The Company is accounting for these transactions on a marked-to-market basis, whereby changes in the fair value will increase or decrease net interest expense, and therefore affect reported net earnings and earnings per share.  Fiscal 2007 third quarter interest expense included $4.0 million of non-cash credit for the marked-to-market change in fair value for these interest rate swap transactions.

Provision for Income Taxes:  Income taxes were $17.3 million for the fiscal 2008 third quarter.  The Company’s effective tax rate for fiscal 2008 is currently projected to be approximately 36.0%.

Net Earnings and Diluted Net Earnings Per Share (EPS): For the fiscal 2008 third quarter, adjusted net earnings, a non-GAAP measure, were $24.5 million, or $0.13 earnings per diluted share, after adjusting for $4.9 million, or approximately $0.03 per diluted share net of tax, in non-cash interest credit from marked-to-market changes in the fair value of two of the Company’s interest rate swaps.  For the fiscal 2007 third quarter, adjusted net earnings were $11.0 million, or $0.06 per diluted share, after adjusting for $2.5 million, or approximately $0.01 per diluted share net of tax, in non-cash interest credit. On a GAAP basis, net earnings for the fiscal 2008 third quarter more than doubled to reach $29.4 million, or $0.16 per diluted share, compared to $13.4 million, or $0.07 per diluted share, for the fiscal 2007 third quarter.

Adjusted (Non-GAAP) EBITDA:  Adjusted EBITDA for the fiscal 2008 third quarter grew 22.9%, to $89.9 million compared to $73.2 million for the fiscal 2007 third quarter.  Note: A supplemental schedule is included reconciling GAAP net earnings to Adjusted EBITDA.

Financial Position, Capital Expenditures and Working Capital:  Cash and cash equivalents as of June 30, 2008, were $33.7 million.  The Company’s ABL began the fiscal 2008 third quarter at $33.9 million of outstanding borrowings and ended the quarter at $52.3 million, including $29.8 million in borrowing to fund the acquisition of Pro-Duo in May 2008.  Additional borrowing capacity on the ABL was approximately $306.9 million at the end of the fiscal 2008 third quarter.  In addition, the Company paid down $4.2 million of its Senior Term Loans during the fiscal 2008 third quarter.  The Company’s debt, excluding capital leases, totaled $1.8 billion as of June 30, 2008.

Capital expenditures in the fiscal 2008 third quarter were $10.0 million.  For the nine months ended June 30, 2008, the Company’s capital expenditures totaled $35.7 million and are currently projected to be in the range $55 to $60 million for the 2008 fiscal year, excluding acquisitions.  During the fiscal 2008 third quarter the company completed the acquisition of Pro-Duo for a total of approximately $30.0 million.

Inventories as of June 30, 2008 were $610.2 million, an increase of $19.6 million from the fiscal 2008 second quarter.  The increase in inventory over fiscal 2008 second quarter is attributed to the acquisition of Pro-Duo, introduction of new product lines at Sally Beauty segment and higher inventories in the BSG segment due to new and expanded brand distribution rights coupled with the completed seeding of a new warehouse.

Business Segment Results:

Sally Beauty Supply

During the fiscal 2008 third quarter, the Sally Beauty Supply segment net sales increased 6.1% to $428.0 million from the fiscal 2007 third quarter of $403.5 million.  Sally Beauty Supply revenue increases were driven by same store sales growth of approximately 2.1%, representing sequential improvement for the third quarter in a row, acquisition-related revenue of 1.7%, and revenue from new store openings of approximately 1.5%.

Gross margin at Sally Beauty Supply for the fiscal 2008 third quarter was 51.0%, up from 50.2% in the fiscal 2007 third quarter primarily due to favorable sales trend resulting from recent marketing efforts, low cost sourcing initiatives, and improved product mix.

Operating earnings for the fiscal 2008 third quarter for Sally Beauty Supply segment were $72.9 million, or 17.0% of sales, compared to $66.3 million, or 16.4% of sales in the fiscal 2007 third quarter.  Sally segment operating earnings increased by 10% over fiscal 2007 third quarter primarily due to the growth in the number of stores, same store sales increases and improved product mix.

During the fiscal 2008 third quarter, Sally Beauty Supply increased its store base by 62 net stores. The Company ended its fiscal 2008 third quarter with 2,801 Sally Beauty Supply stores, an increase of 4.7% or 125 stores over the fiscal 2007 third quarter, including stores acquired in North America and 40 international stores from the Pro-Duo acquisition.

Beauty Systems Group

During the fiscal 2008 third quarter, BSG net sales were $248.9 million, an increase of 7.6%, from the fiscal 2007 third quarter of $231.4 million.  This increase is attributed to year-over-year sales growth from the stores and the direct sales channel.  Same store sales for BSG increased by approximately 7.2% for the fiscal 2008 third quarter.

BSG gross margins were 39.0% of sales in the fiscal 2008 third quarter, up from 38.2% of sales in the fiscal 2007 third quarter.  This year-over-year increase in gross margin is primarily due to improved sales and product mix.

BSG segment operating earnings in the fiscal 2008 third quarter were $21.8 million, an increase of 46.0% from the fiscal 2007 third quarter.  As a percentage of sales, operating margins were 8.8% in the fiscal 2008 third quarter, an improvement of 230 basis points from 6.5% in the fiscal 2007 third quarter.  Operating margin improvements reflect BSG’s initiatives to improve sales mix, broaden product mix, and reduce expenses across the business.

Expenses related to the BSG warehouse optimization project for the fiscal 2008 third quarter, including depreciation, totaled $1.6 million.  For the fiscal year 2008, the Company projects capital expenditures for this project of $15 million and total related expenses, including depreciation, of approximately $4.5 million, of which $12.6 million and $3.7 million respectively, has been spent year-to-date.

During the fiscal 2008 third quarter, BSG increased its store base by 10 net stores. The BSG segment ended the fiscal 2008 third quarter with 915 stores, including 171 franchise locations, an increase of 6.4% or 55 stores over the fiscal 2007 third quarter.

Conference Call and Where You Can Find Additional Information

As previously announced, at approximately 10:00 a.m. (Central) today the Company will hold a conference call and audio webcast to discuss its financial results and its business.  During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company.  The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.  Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, www.sallybeautyholdings.com by linking through to the “Investing” page and the “Events” page.  The conference call can be accessed by dialing 877-722-1364 (International:  1-706-634-8761).  The conference call ID number 27507341.  The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals.  If you are unable to listen in this conference call, the replay will be available at about 12:00 p.m. (Central) August 7, 2008 through September 8, 2008 by dialing 1-800-642-1687 or if international dial 1-706-645-9291 and reference the conference ID number 27507341. Also, a website replay will be available on www.sallybeautyholdings.com.

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of more than $2.5 billion annually. Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through over 3,500 stores, including approximately 200 franchised units, throughout the United States, the United Kingdom, Belgium, France, Canada, Puerto Rico, Mexico, Japan, Ireland, Spain and Germany.  Sally Beauty Supply stores offer more than 5,000 products for hair, skin, and nails through professional lines such as Clairol, L’Oreal, Wella and Conair, as well as an extensive selection of proprietary merchandise. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 9,800 professionally branded products including Paul Mitchell, Wella, Sebastian, Goldwell, and TIGI which are targeted exclusively for professional and salon use and resale to their customers.  For more information about Sally Beauty Holdings, Inc., please visit www.sallybeautyholdings.com.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would,” or similar expressions may also identify such forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made.  Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to: our limited history as a stand-alone company; the preparedness of our accounting and other management systems to meet financial reporting and other requirements and the upgrade of our existing financial reporting system; the representativeness of our historical consolidated financial information with respect to our future financial position, results of operations or cash flows; realizing the anticipated benefits of our separation from Alberto-Culver; our inability to achieve the benefits of scale that were achieved by Alberto-Culver prior to our separation from Alberto-Culver; being a holding company, with no operations of our own, and depending on our subsidiaries for cash; the highly competitive nature of, and the increasing consolidation of, the beauty products distribution industry; anticipating changes in consumer preferences and buying trends or to manage our product lines and inventory; our dependence upon manufacturers who may be unwilling or unable to continue to supply products to us; products sold by us being found to be defective in labeling or content; compliance with laws and regulations or becoming subject to additional or more stringent laws and regulations; product diversion to mass retailers; the operational and financial performance of our Armstrong McCall business; the success of our new Internet-based business; successfully identifying acquisition candidates or successfully completing desirable acquisitions; integrating businesses acquired in the future; opening and operating new stores profitably; the success of our cost control plans; protecting our intellectual property rights, specifically our trademarks; conducting business in international markets; disruption in our information technology systems; natural disasters or acts of terrorism; our substantial indebtedness; the possibility that we may incur substantial additional debt; restrictions and limitations in the agreements and instruments governing our debt; generating the significant amount of cash needed to service all of our debt and refinancing all or a portion of our indebtedness or obtaining additional financing; changes in interest rates increasing the cost of servicing our debt or increasing our interest expense due to our interest rate swap agreements; the share distribution of Alberto-Culver common stock in our separation from Alberto-Culver not constituting a tax-free distribution; actions taken by certain large shareholders adversely affecting the tax-free nature of the share distribution of Alberto-Culver common stock; significant restrictions on our ability to issue equity securities; the voting power of our largest stockholder discouraging third party acquisitions of us at a premium; and the interests of our largest stockholder differing from the interests of other holders of our common stock.

Additional factors that could cause actual events or results to differ materially from the events or results described in the forward-looking statements can be found in our most recent Annual Report on Form 10-K for the year ended September 30, 2007, as filed with the Securities and Exchange Commission.  Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.  We assume no obligation to publicly update or revise any forward-looking statements.

Note Concerning Non-GAAP Measurement Tools

We have provided detailed explanations of our non-GAAP financial measures in our Form 8-K filed this morning, which is available on our website.

Supplemental Schedules

Consolidated Statement of Earnings	A
Segment Information	B
Non-GAAP Financial Reconciliations	C
Store Count and Same Store Sales	D
Selected Financial Data and Debt	E

Supplemental Schedule A

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2008	2007	2008	2007

Net sales	$676,830	634,880	$1,975,963	$1,874,035
Cost of products sold and distribution expenses	361,764	343,993	1,056,304	1,015,638
Gross profit	315,066	290,887	919,659	858,397
Selling, general and administrative expenses (1) (2)	226,673	221,490	672,303	646,863
Depreciation and amortization	11,806	10,765	35,379	30,580
Sales-based service fee charged by Alberto-Culver	—	—	—	3,779
Transaction expenses (3)	—	18	—	21,502
Operating earnings	76,587	58,614	211,977	155,673

Interest expense, net(4)	29,889	36,832	124,015	98,882
Earnings before provision for income taxes	46,698	21,782	87,962	56,791
Provision for income taxes	17,339	8,334	31,864	29,163
Net earnings	$29,359	$13,448	$56,098	$27,628

Net earnings per share: (5)
Basic	$0.16	$0.07	$0.31	$0.15
Diluted	$0.16	$0.07	$0.31	$0.15

Weighted average shares: (5)
Basic	181,268	180,398	181,132	180,272
Diluted	182,837	182,680	182,775	182,536

(1)	Selling, general and administrative expenses include share-based compensation of $1,507 and $3,779 for the three months ended June 30, 2008 and 2007, respectively.

(2)

Selling, general and administrative expenses include allocated overhead costs from Alberto-Culver of $1,046 for the nine months ended June 30, 2007; and share-based compensation of $8,717 and $10,043 for the nine months ended June 30, 2008 and 2007, respectively.

(3)	Transaction expenses are one-time charges associated with the separation from Alberto-Culver on November 16, 2006.

(4)

Interest expense, net of interest income of $153 and $191 for the three months ended June 30, 2008 and 2007; and net of interest income of $574 and $1,514 for the nine months ended June 30, 2008 and 2007, includes income from marked-to-market adjustments for the interest rate swaps of $7,626 and $3,983 for the three months ended June 30, 2008 and 2007; and expense of $6,634 and income of $3,292 for the nine months ended June 30, 2008 and 2007, respectively.

(5)

The weighted average shares for the nine months ended June 30, 2007 were calculated from November 16, 2006 through June 30, 2007, which represents the actual number of days the Company's common stock were publicly traded.

Supplemental Schedule B

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2008	2007 (1)	2008	2007 (1)

Net sales:
Sally Beauty Supply (2)	$427,965	$403,525	$1,243,594	$1,157,649
Beauty Systems Group (2)	248,865	231,355	732,369	716,386
Total net sales	$676,830	$634,880	$1,975,963	$1,874,035

Operating earnings:
Sally Beauty Supply (2)	$72,927	$66,324	$212,389	$199,532
Beauty Systems Group (2)	21,827	14,952	60,799	46,271
Segment operating earnings	$94,754	$81,276	$273,188	$245,803

Unallocated corporate expenses (3)	(16,660)	(18,865)	(52,494)	(54,806)
Share-based compensation expense	(1,507)	(3,779)	(8,717)	(10,043)
Sales-based service fee charged by Alberto-Culver	—	—	—	(3,779)
Transaction expenses (4)	—	(18)	—	(21,502)
Interest expense, net of interest income	(29,889)	(36,832)	(124,015)	(98,882)
Earnings before provision for income taxes	$46,698	$21,782	$87,962	$56,791

Segment operating profit margin:
Sally Beauty Supply	17.0%	16.4%	17.1%	17.2%
Beauty Systems Group	8.8%	6.5%	8.3%	6.5%
Consolidated operating profit margin	11.3%	9.2%	10.7%	8.3%

(1)	Certain amounts for prior periods have been reclassified to conform to the current year presentation.

(2)	Segment allocation of an international subsidiary was changed from Beauty Systems Group to Sally Beauty Supply during the second quarter of fiscal year 2008.

(3)	Unallocated corporate expenses consist of corporate and shared costs and, for the nine months ended June 30, 2007, include $1,046 of allocated overhead charges from Alberto-Culver.

(4)	Transaction expenses are one-time charges associated with the separation from Alberto-Culver on November 16, 2006.

Supplemental Schedule C

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Reconciliations

(In thousands, except per share data )

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2008	2007	2008	2007

Net earnings (per GAAP)	$29,359	$13,448	$56,098	$27,628
Add:
Depreciation and amortization	11,806	10,765	35,379	30,580
Share-based compensation expense(1)	1,507	3,779	8,717	10,043
Sales-based service fee charged by Alberto-Culver (2)	—	—	—	3,779
Transaction expenses (3)	—	18	—	21,502
Interest expense, net of interest income (4) (5)	29,889	36,832	124,015	98,882
Provision for income taxes	17,339	8,334	31,864	29,163
Adjusted EBITDA (Non-GAAP)	$89,900	$73,176	$256,073	$221,577

Net earnings (per GAAP)	$29,359	$13,448	$56,098	$27,628
Add (Subtract):
Marked-to-market adjustment for the interest rate swaps	(7,626)	(3,983)	6,634	(3,292)
Tax provisions for the marked-to-market adjustments(6)	2,745	1,490	(2,388)	1,231
Adjusted net earnings, excluding the interest rate swaps (Non-GAAP)	$24,478	$10,955	$60,344	$25,567

Adjusted earnings per share - Diluted (Non-GAAP)	$0.13	$0.06	$0.33	$0.14

Weighted average shares - Diluted (7)	182,837	182,680	182,775	182,536

(1)

Share-based compensation expense, for the nine months ended June 30, 2008, includes $3,095 of accelerated expense related to certain retirement eligible employees who are eligible to continue vesting awards upon retirement and, for the nine months ended June 30, 2007, $5,265 of share-based compensation expenses related to accelerated vesting as a result of the separation transaction from Alberto-Culver and $2,328 of accelerated expense related to certain retirement eligible employees who are eligible to continue vesting awards upon retirement.

(2)	The Alberto-Culver sales-based service fee ceased at the separation date of November 16, 2006 and the Company is not incurring any comparable expenses as a stand-alone company.

(3)	Transaction expenses are one-time charges associated with the separation from Alberto-Culver on November 16, 2006.

(4)

Interest expense, net of interest income, includes income of $7,626 and $3,983 from marked-to-market adjustments for the interest rate swaps for the three months ended June 30, 2008 and 2007, respectively.

(5)

Interest expense, net of interest income, includes expense of $6,634 and income of $3,292 from marked-to-market adjustments for the interest rate swaps for the nine months ended June 30, 2008 and 2007, respectively.

(6)	The tax provisions for the marked-to-market adjustments were calculated using 36.0% and 37.4% tax rates for the three and nine months of June 30, 2008 and 2007, respectively.

(7)

The weighted average shares for the nine months ended June 30, 2007 were calculated from November 16, 2006 through June 30, 2007, which represents the actual number of days the Company's common stock were publicly traded.

Supplemental Schedule D

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Comparable Store Sales

(Unaudited)

	June 30,
	2008	2007

Number of retail stores (end of period):
Sally Beauty Supply:
Company-operated stores	2,776	2,652
Franchise stores	25	24
Total Sally Beauty Supply stores	2,801	2,676
Beauty Systems Group:
Company-operated stores	744	689
Franchise stores	171	171
Total Beauty System Group stores	915	860
Total	3,716	3,536

BSG distributor sales consultants (end of period) (1)	1,048	1,011

Third quarter company-operated same store sales growth (2)
Sally Beauty Supply	2.1%	3.4%
Beauty Systems Group	7.2%	9.2%
Consolidated	3.4%	4.8%

(1)	Includes 393 and 361 distributor sales consultants as reported by franchisees as of June 30, 2008 and 2007, respectively.
(2)	Same stores are defined as company-operated stores that have been open for at least 14 months as of the last day of a month.

Supplemental Schedule E

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Selected Financial Data and Debt

(Dollars in thousands)

(Unaudited)

	June 30,
	2008	2007
Financial condition information (at period end):
Working capital	$412,627	$369,573
Cash and cash equivalents	33,724	32,339
Property and equipment, net	161,220	146,329
Total assets	1,495,775	1,360,383
Total debt, including capital leases	1,808,061	1,808,098
Total stockholders’ (deficit) equity	$(701,030)	$(792,781)

	As of
	June 30, 2008	Interest Rates
Debt position excluding capital leases (at period end)
ABL Facility	$52,308	Prime + up to 0.5%
		or Libor + 1.0-1.5%
Term Loan A (1)	136,875	Prime + 1.0-1.5% or
		Libor + 2.0-2.5%
Term Loan B (1)	903,900	Prime + 1.25-1.5% or
		Libor + 2.25-2.5%
Other	4,163	4.05% to 7.0%
Senior Notes	430,000	9.25%
Senior Subordinated Notes	280,000	10.50%
Total debt	$1,807,246

Debt maturities excluding capital leases (2)
FY2008	$4,175
FY2009	25,646
FY2010	25,738
FY2011	39,542
FY2012	136,864
Thereafter	1,575,281
Total debt	$1,807,246

(1)

The interest rates paid under these loans are fixed by interest rate swaps with respect to $150 million, through November 2008; with respect to $350 million, through November 2009; and with respect to $300 million, through May 2012.

(2)	Does not include any payments that may be required as part of an excess cash flow test of the Term Loans.